Exhibit 10.14

August 31, 2006 Justin A. Renz 311 Central Avenue Milton, MA 02186 next generation therapeutics

Dear Justin:

On behalf of CombinatoRx, Incorporated (“the Company”), I am pleased to offer you the position of Vice President, Finance and Treasurer. This position will report to. Robert Forrester, Chief Financial Officer.

Job responsibilities: The Vice President, Finance and Treasurer is a role with comprehensive accountability for high level finance, planning, forecasting, budgeting, and business systems. This position involves participation in the Company’s strategic directions and its critical relationships with external groups including the Board of Directors.

Specific responsibilities include:

•	Function as an advisor to the senior leadership team, working collaboratively to bring financial considerations to companywide policy and strategy formation

•	Support operating departments with financial leadership related to budgeting, planning, forecasting, trend analysis, operational cost control, pricing

•	Lead, manage, and develop Finance team

•	Responsible for directing general accounting functions, including treasury, financial reporting (including filings with the SEC and IRS), business controls, tax and financial planning functions

•	Cash row management

•	Develop and manage company-wide budgets, and ongoing financial forecasting

•	Assist with debt, equity and partnering due diligences and financial analysis;

•	Coordinate quarterly reviews and annual audits

•	Establish and maintain appropriate internal controls to comply with Sarbanes Oxley

•	Treasury

•	Internal financial reporting to departments

•	Other appropriate responsibilities,

2. Effective Date: The effective date of your employment with the Company will be on or about Monday, September 25, 2006. Your employment with the Company will be at-will, meaning that you will not be obligated to remain, employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause subject to clause 5 below.

3. Compensation: Your base pay will be $7,500.00 (equivalent to $180,000.00 annually), paid twice per month, You will also be entitled to a signing bonus of $15,000 which will be paid within your first month of employment.

Further, in accordance with the Company’s Amended and Restated 2004 Incentive Plan (the “Plan”), and Incentive Stock Option Grant Agreement (the “ISO Agreement”), upon approval by the Compensation Committee, you are hereby eligible to be granted an Incentive Stock Option (the “Option”) on your first day of employment to purchase seventy thousand (70,000) shares of the Company’s Common Stock at an exercise price at the fair market value on your first day of employment. The shares will vest over a four year period as will be specified in the ISO Agreement.

Upon recommendation of the President/CEO and based on the Company’s financial and cash position and your contribution to the Company’s achievement of its annual goals, the Company may, in its discretion, award an annual performance bonus of up to thirty (30%) percent of your then annual base compensation. In 2006 you shall be eligible for a bonus on a pro-rata basis.

Further, you are eligible for a cash bonus of $30,000 based upon the Company meeting all of the following performance objectives successfully:

i)	The filing of the Company’s annual report on Form 10-K and related proxy statement for the year ended December 31, 2006 with the SEC on or before the required SEC and internal deadlines;

ii)	The completion of the audit of the Company’s financial statements for the year ended December 31, 2006 by Ernst & Young LLP with (i) the issuance of an audit opinion with no exceptions and no required restatements and (ii) the identification of no material weaknesses or significant deficiencies in the company’s internal controls over financial reporting; and

iii)	The completion of Ernst & Young’s testing and review of the Company’s internal controls and procedures in accordance with Section 404 of the Sarbanes Oxley Act that results in no material weaknesses or significant deficiencies being identified in the audit opinion far the year ended December 31, 2006. •

4. Benefits: You will be eligible for the Company’s standard benefits package. Benefits include participation in a company sponsored health care plan, dental plan, flexible spending account plan, life insurance, short term disability insurance, long term disability insurance and parking benefit. You will be eligible for a Company-matched 401(k) plan upon employment. In addition to your compensation, you will be entitled to three (3) weeks’ vacation (in addition to our Winter Holiday Week) earned on a pro-rata basis. Standard paid holidays will also be observed. The Company, however, reserves the right to modify its employee benefit programs.

5. Severance: In the event that the Company elects to terminate your employment without Cause, you then will be entitled to receive your base compensation and medical and dental benefits for a period of six (6) months from the date of termination in the form of salary continuation.

The Company may terminate your employment, upon notice, for Cause, meaning that there has been a reasonable, good faith determination that one or more of the following events has occurred, which determination is made after notice to you specifying in reasonable detail the nature of the Cause and a reasonable opportunity for you to be heard. The following shall constitute Cause for termination:

(i)	Conviction of a felony;

(ii)	Willful failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities as set forth in your job description.

(iii)	Material breach by you of any provision of this letter, which breach continues or remains uncured after thirty (30) days’ notice setting forth In reasonable detail the nature of such breach; or

(iv)	Material fraudulent conduct by you with respect to the Company.

6. Change of Control. If a Change of Control (as defined below) occurs and, within two (2) years following such Change of Control, the Company terminates your employment other than for Cause, then, the Company (A) shall provide you six (6) months of severance pay, at the rate of the Base Salary in effect immediately prior to the termination, payable in a single lump sum within ten (10) business days following termination of employment; (B) shall pay the premium cost of your participation in the Company’s group medical and dental plans for a period of six (6) months following the date of termination, provided that you are entitled to continue such participation under applicable law and plan terms; and (C) shall cause to become vested on the date of termination 100% of the options granted pursuant to Section 3 hereof or otherwise which remain unvested on that date and you shall be entitled to not less than ninety (90) days following the date of termination to exercise all or any portion of such options.

In the event that it is determined that any payments or benefits provided by the Company to you or for your benefit, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision (“section 4999”), you may elect either to pay such excise tax or to have such payments and benefits reduced to the extent necessary so that he shall not be liable for any such excise tax.

“Change of Control” means the occurrence hereafter of (i) a sale, merger or consolidation after which securities possessing more than fifty (50%) percent of the total combined voting power of the Company’s outstanding securities have been transferred to or acquired by a Person or Persons different from the Persons who held such percentage of the total combined voting power immediately prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more Persons (other than a wholly owned subsidiary of the Company or a parent company whose stock ownership after the transaction is the same as. the Company’s ownership before the transaction), or (iii) an acquisition, merger or similar transaction or a divestiture of a substantial portion of the Company’s business after which your role is not substantially the same as such role prior to the transaction,

7. Employment Eligibility Verification: Please note that all persons employed in the United States are required to complete en Employment Eligibility Verification Form (Form 1-9) on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. This is contingent upon your being able to verify that you can legally work in the U.S.

8. Competition and Confidentiality: During the term of your employment and for a period of six months thereafter, you agree that you will not engage in any activity that is directly or indirectly competitive with the business of Company. Upon your separation from the Company, you agree to return to the Company all documents or property, or reproductions of any such documents or property; developed by you or in your possession.

In connection with your employment, you will be required to sign the Company’s Standard Confidential Information and Inventions Assignment Agreement (the “Invention Agreement”), a copy of which is attached to this Letter Agreement.

Please indicate that you are in agreement with the above the foregoing by signing one enclosed copy of this Letter Agreement and the attached Invention Agreement, and returning these to Ms. Melinda Keegan, CombinatoRx, Inc., 245 First Street, Sixteenth Floor, Cambridge, MA 02142 no later than September 7, 2006. After this date, this offer will lapse. If you need additional time to respond to this offer, please let us know immediately.

We are all very enthusiastic about you joining us and have the highest expectation of your contributions.

Sincerely,

/s/ Melinda Keegan
Melinda Keegan
Director, Human Resources CombinatoRx

The within Letter Agreement and attached Investion Agreement are hereby acknowledged, accepted and agreed to:

/s/ Justin Renz	Date: 8/31/06
Justin Renz